Exhibit (a)(5)(xvii)

FOR IMMEDIATE RELEASE

ICAHN ANNOUNCES RECEIPT OF APPROVAL UNDER THE INVESTMENT CANADA ACT FROM THE MINISTER OF CANADIAN HERITAGE IN CONNECTION WITH THE TENDER OFFER FOR COMMON SHARES OF LIONS GATE ENTERTAINMENT CORP.

New York, New York, June 9, 2010

Contact: Susan Gordon (212) 702-4309

Carl C. Icahn is pleased to announce that the offer by certain of his affiliated entities (the “Icahn Group”) to purchase ANY AND ALL of the common shares of Lions Gate Entertainment Corp. (“Lions Gate”) for $7.00 in cash per share has been approved by the Minister of Canadian Heritage under the Investment Canada Act. In connection with this approval, the Icahn Group made a number of commitments to the Minister of Canadian Heritage which would take effect in the event that the Icahn Group acquires control of Lions Gate. Most importantly, the Icahn Group has committed to preserving the Canadian control of Maple Pictures. The Icahn Group has also committed to keeping Lions Gate in Canada and maintaining or increasing the level of film production undertaken by Lions Gate in Canada, on a province by province basis.

Mr. Icahn stated: I am very pleased that our investment in Lions Gate has been determined to be of net benefit to Canada. With the satisfaction of this condition, we expect our tender offer to proceed to closing on June 16, 2010. At that time, provided that all remaining conditions to our offer are satisfied (which we expect to be the case, barring certain unforeseen events such as a material adverse change or the implementation by Lions Gate of further inappropriate defensive measures), we will promptly take up and pay for all shares that have been tendered. There will not be another extension of the offer, nor will the price be changed. However, as previously announced, there will be a subsequent offering period commencing on June 17, 2010 and ending on June 30, 2010 in order to permit additional tenders. The price paid to shareholders tendering during the subsequent offering period will be the same as that in the offer.

Lions Gate has made much of the fact that our purchase of even the 3.7% of outstanding shares that were tendered into the offer and not withdrawn as of our last announcement would constitute an “event of default” under its credit facilities, which in turn could trigger “cross-defaults” with respect to over $472 million of bond indebtedness, warning that there can be no assurance that its lenders will waive such defaults. For the avoidance of any doubt, the Icahn Group reiterates that the occurrence of any “event of default” under Lions Gate’s debt agreements would NOT be considered a material adverse change and would NOT constitute a condition allowing us to withdraw our offer or to not purchase all stock tendered.

Shareholders with questions about the tender offer may call D.F. King & Co., Inc., the Information Agent, toll-free at 800-859-8511 (banks and brokers call 212-269-5550).

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO PURCHASE NOR A SOLICITATION FOR ACCEPTANCE OF THE OFFER DESCRIBED ABOVE. THE OFFER IS BEING MADE ONLY PURSUANT

TO THE OFFER TO PURCHASE DATED MARCH 1, 2010, AS AMENDED, THAT THE ICAHN GROUP DISTRIBUTED TO HOLDERS OF COMMON SHARES AND FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) AS EXHIBITS TO ITS AMENDED SCHEDULE TO AND WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR. HOLDERS OF COMMON SHARES SHOULD READ CAREFULLY THE OFFER TO PURCHASE AND ALL AMENDMENTS THERETO BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE OFFER. HOLDERS OF COMMON SHARES MAY OBTAIN A FREE COPY OF THE AMENDED SCHEDULE TO, THE OFFER TO PURCHASE, THE AMENDMENTS THERETO AND OTHER DOCUMENTS THAT THE ICAHN GROUP WILL BE FILING (1) WITH THE SEC AT THE SEC’S WEB SITE AT WWW.SEC.GOV AND (2) WITH THE CANADIAN SECURITIES AUTHORITIES ON SEDAR AT WWW.SEDAR.COM.

SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY CARL C. ICAHN AND HIS AFFILIATES FROM THE SHAREHOLDERS OF LIONS GATE ENTERTAINMENT CORP. (“LIONS GATE”) FOR USE AT ITS ANNUAL GENERAL MEETING, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN SUCH PROXY SOLICITATION. WHEN COMPLETED, A DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WILL BE MAILED TO SHAREHOLDERS OF LIONS GATE AND WILL ALSO BE AVAILABLE AT NO CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV AND ON SEDAR AT WWW.SEDAR.COM. INFORMATION RELATING TO PARTICIPANTS IN SUCH PROXY SOLICITATION IS CONTAINED IN THE AMENDED SCHEDULES TO FILED WITH THE SEC AND ON SEDAR ON MARCH 19, 2010 AND APRIL 16, 2010.